MARITRANS INC.
ANNUAL INCENTIVE PLAN

Adopted by Maritrans Inc.
Board of Directors on November 2, 2005.
Approved by Maritrans Inc.
Stockholders on

MARITRANS INC.
ANNUAL INCENTIVE PLAN
1.	Purpose
     The purpose of the Maritrans Inc. Annual Incentive Plan (the “Plan”) is to enhance the ability of Maritrans Inc. (the “Company”) to attract, reward and retain employees, to strengthen employee commitment to the Company’s success and to align employee interests with those of the Company’s stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of annually rewarding participants based on the performance of the Company and its Business Units (as defined below) and, where appropriate, on a participant’s personal performance.
2.	Definitions
     (a) “Award” shall mean the incentive award earned by a Participant under the Plan for any Performance Period.
     (b) “Base Salary” shall mean the Participant’s annual base salary rate in effect on May 1st of a Performance Period. Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan; imputed income from such programs as group-term life insurance; or non-recurring earnings, such as moving expenses, but is based on salary earnings before reductions for such items as deferrals under Company-sponsored deferred compensation plans, contributions under Code section 401(k) and contributions to flexible spending accounts under Code section 125.
     (c) “Board” shall mean the Maritrans Inc. Board of Directors, as constituted from time to time.
     (d) “Business Unit” shall mean a strategic business unit, central function, regional group or other unit of classification of the Company, as specified by the Committee or the CEO, as applicable.
     (e) “CEO” shall mean the Chief Executive Officer of the Company or the person to whom the CEO delegates any function required of the CEO under the Plan.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto.
     (g) “Committee” shall mean the Compensation Committee of the Board. The Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Code section 162(m) and related Treasury regulations. The Committee may delegate its responsibilities for administering the Plan to the CEO as it deems appropriate, except that it may not delegate its responsibilities under the Plan relating to Tier I Officers or its authority to amend or terminate the Plan.

     (h) “Company” shall mean Maritrans Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) of which Maritrans Inc. is a component member.
     (i) “Disabled” or “Disability” shall mean that a Participant is considered totally and permanently disabled for purposes of the Company’s long-term disability plan.
     (j) “Effective Date” shall mean January 1, 2006.
     (k) “Employee” shall mean an employee of the Company (including an officer or director who is also an employee), but excluding any individual (a) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (b) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in this Plan, (c) characterized as a “leased employee” within the meaning of Code section 414, or (d) classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
     (l) “Executive” shall mean an officer, business leader or other Employee of the Company, who is designated as an Executive for purposes of the Plan by the Committee, upon the recommendation of the CEO.
     (m) “Participant” for any Performance Period, shall mean an Employee designated by the Committee to participate in the Plan.
     (n) “Performance Goals” for any Performance Period, shall mean:
          (i) For Target Awards designated as “qualified performance-based compensation” pursuant to Section 5, the Performance Goals of the Company or a Business Unit, as specified by the Committee, shall be based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: earnings, revenue, operating margins and statistics, operating or net cash flows, financial return and leverage ratios, total stockholder returns, market share, and safety statistics.
          (ii) For Target Awards not designated as “qualified performance-based compensation” pursuant to Section 5, the Performance Goals of the Company, a Business Unit and/or the Participant, as specified by the Committee, based on one or more of the criteria listed in (i) above and/or such other performance measures or goals, whether quantitative or qualitative, developed pursuant to the Company’s operating plan for the Performance Period.
          (iii) The Committee may also establish Performance Goals that relate to a Participant’s individual performance or a combination of a Participant’s individual performance and Company performance as the Committee deems appropriate.

          (iv) To the extent applicable, the Committee, in determining whether and to what extent a Performance Goal has been achieved, shall use the information set forth in the Company’s audited financial statements. The Performance Goals established by the Committee may be (but need not be) different each Performance Period and different Performance Goals may be applicable to different Participants.
          (v) The Performance Goals may be weighted in such manner as the Committee may allocate, as determined at the beginning of the Performance Period.
          (vi) The Performance Goals for each Performance Period, as determined by the Committee, are set forth in Attachment A.
     (o) “Performance Period” shall mean the fiscal year of the Company or any other period designated by the Committee with respect to which an Award may be earned.
     (p) “Plan” shall mean this Maritrans Inc. Annual Incentive Plan, as from time to time amended and in effect.
     (q) “Retirement” shall mean retirement from active employment or service with the Company at or after age 62.
     (r) “Target Award Percentage” shall mean the percentage of the Participant’s Base Salary that the Participant would earn as an Award for that Performance Period if the targeted level of performance was achieved for each of the Performance Goals set by the Committee for that Participant for the Performance Period. A Participant’s Target Award Percentage shall be determined by the Committee in its sole discretion based on the Participant’s responsibility level or the position or positions held during the Performance Period; provided, however, that if any Participant other than a Tier I Officer held more than one position during the Performance Period, then the Committee may designate different Target Award Percentages with respect to each position and the Award will be pro-rated to reflect (to the nearest semi-monthly increment) the period during which such Participant had each Target Award Percentage.
     (t) “Target Award” for any Participant with respect to any Performance Period, shall mean the dollar amount based on the Participant’s Target Award Percentage and Base Salary that the Participant would be eligible to earn as an Award for that Performance Period.
     (u) “Tier I Officer” shall mean the Chief Executive Officer of the Company and such other executive officers (within the meaning of the Securities Exchange Act of 1934, as amended) who are among the top six most highly compensated Employees of the Company as may be deemed Tier I Officers by the Committee as of the beginning of a Performance Period.
3.	Eligibility
     Subject to the limitations contained in this Section 3, all Executives of the Company are eligible to participate in the Plan. The Committee shall determine, upon the recommendation of the CEO of the Company, each Executive of the Company who shall be eligible to participate in the Plan for each Performance Period, each Participant’s Target Award Percentage for that Performance Period and the Performance Goal or Goals (and how they are weighted, if applicable) for that Performance Period. In making its determinations, the Committee shall take into account the Company’s overall compensation policy, the Executive’s present and potential contribution to the success of the Company and such other factors as the Committee may in its sole discretion deem proper and relevant.
     To be eligible to receive an Award with respect to any Performance Period, an Employee must be actively employed by the Company on the date payment of the Award is made (except as provided in Section 8). Newly hired Employees shall be eligible to receive a prorated Award for a Performance Period provided that their date of hire occurs on or before September 30 or such other date as the Committee may specify.
     Employees shall participate in only one annual incentive plan for any specific period in time. An Employee may participate in this Plan and another plan sequentially during any Performance Period because of promotion or reassignment, provided that participation in each such plan is prorated to reflect (to the nearest semi-monthly increment) the period during which he or she participated in each plan.
4.	Administration
     The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award Percentage, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the Plan and the Committee shall not be authorized to increase the amount of the Award payable to a Tier I Officer that would otherwise be payable pursuant to the terms of the Plan. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
     All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the Participants and their respective beneficiaries.

5.	Determination of Awards
     (a) Setting Target Awards. As soon as practicable, but no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Code section 162(m), the Committee shall determine the Employees who shall be Participants during that Performance Period and determine each Participant’s Target Award Percentage, each of which shall be set forth in the Committee’s minutes. The Committee may also specify, at the same time, Award percentages above or below the Target Award Percentage depending upon the level of achievement of the Performance Goals. The minutes shall set forth (A) the Participants during that Performance Period (which may be amended during the Performance Period for new Participants), (B) each Participant’s Target Award Percentage for that Performance Period and (C) the Performance Goal or Goals (and how they are weighted, if applicable,) for that Performance Period. The Company shall notify each Participant of the Participant’s Target Award Percentage and the applicable Performance Goals for the Performance Period.
     (b) Earning An Award. Generally, a Participant earns an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that period. Except for Awards to Tier I Officers designated as “qualified performance-based compensation,” the amount of the Award may be increased above the Target Annual Percentage or other levels set under subsection (a), as specified by the Committee. An Award may also be reduced below the Target Award Percentage to the extent the level of achievement of the Performance Goals is below target, but at or above the minimum level for that Performance Period, as specified by the Committee at the time the Performance Goals are established or for other reasons specified by the Committee. A Participant will receive no Award if the level of achievement of all Performance Goals is below the minimum required to earn an Award for the applicable Performance Period, as specified by the Committee at the time the Performance Goals are established.
     (c) Eligibility Change During the Performance Period. The Committee shall have full power and authority to decide, in its sole discretion, that a prorated Award shall be paid to a Participant due to a change in the Participant’s job title or position during the Performance Period. Any such decision shall be final, conclusive and binding on the Company, Participants and any other persons having or claiming an interest hereunder.
     (d) Maximum Award Amount. The maximum Award payable to any Tier I Officer for any Performance Period shall not exceed $1,000,000.
     (e) Special Rules for Tier I Officers. Unless the Committee determines otherwise, the Target Awards of Tier I Officers shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. To the extent that an Award designated as “qualified performance-based compensation” under Code section 162(m) is made, no award may be made as an alternative to any other award that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other awards made. To the extent an Award is designated as “qualified performance-based compensation,” the Committee is authorized to reduce the Award payable to a Tier I Officer for any Performance Period based upon its assessment of personal performance or other factors, but not to increase the Award beyond the Target Award Percentage, or the percentage set under subsection (a) for that Tier I Officer. Any reduction of a Tier I Officer’s Target Award shall not result in an increase in any other Tier I Officer’s Target Award.
6.	Changes to the Target
     Except with respect to Awards to Tier I Officers, the Committee may at any time prior to the final determination of Awards change the Target Award Percentage of any Participant or assign a different Target Award Percentage to a Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.
     In addition, the Committee may, but only to the extent consistent with the requirements of Code section 162(m) permitting a federal income tax deduction for Awards if a Target Award is designated as “qualified performance-based compensation,” at any time prior to the financial determination of Awards, change the performance measures or Performance Goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.
7.	Payment of Awards
     The Committee shall certify and announce the Awards that will be paid by the Company to each Participant as soon as practicable following the final determination of the Company’s financial results for the relevant Performance Period. Subject to the provisions of Section 8, payment of the Awards certified by the Committee shall normally be made, in a single lump sum cash payment on or before March 15 following the end of the Performance Period in which such Award was earned.
8.	Limitations on Rights to Payment of Awards
     (a) Employment. No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant is actively employed by the Company on the date payment of the Award is made; provided, however, that if a Participant’s employment with the Company terminates prior to the end of the Performance Period (including but not limited to termination on account of Retirement, Disability or death), the Committee may provide that the Participant shall remain eligible to receive a prorated portion of any earned

Award, based on the number of days that the Participant was actively employed and performed services during such Performance Period in such circumstances as are deemed appropriate.
     (b) Leaves of Absence. If a Participant is on an authorized leave of absence during the Performance Period, the Committee shall have full power and authority to decide, in its sole discretion, that such Participant shall be eligible to receive a prorated portion of any Award that would have been earned, based on the number of days that the Participant was actively employed and performed services during such Performance Period. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.
     (c) Accelerated Payment. In no event will payment be made to a Tier I Officer or, unless the Committee determines otherwise, to any other Participant, with respect to an Award prior to the end of the Performance Period to which it relates.
9.	Amendments
     The Committee may at any time amend (in whole or in part) this Plan; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required by Code section 162(m). No such amendment which adversely affects any Participant’s rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.
10.	Termination
     The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination of the Plan, the following provisions of this Section 10 shall apply notwithstanding any other provisions of the Plan to the contrary:
     (a) Amount of Award. The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant (other than a Tier I Officer) shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the “Termination Date”) and for which the Award has not yet been paid, the amount described in such rules and each Tier I Officer shall receive an amount equal to the amount the Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.
     (b) Time of Payment. Each Award payable under this Section 10 shall be paid as soon as practicable, but in no event later than 90 days after the Termination Date.
11.	Miscellaneous Provisions
     (a) No Employment Right. This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.
     (b) No Assignment. A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.
     (c) Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.
     (d) Withholding Taxes. The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.
     (e) Stockholder Approval. Notwithstanding any provision of the Plan to the contrary, Awards to Tier 1 Officers, if made, will be made contingent upon, and subject to, stockholder approval of the Plan at the April 2006 stockholders’ meeting.
     (f) Compliance with 162(m). It is the intent of the Company that the Plan and Awards under the Plan for Tier I Officers comply with the applicable provisions of Code section 162(m). To the extent that any legal requirement of Code section 162(m) as set forth in the Plan ceases to be required under Code section 162(m), that Plan provision shall cease to apply.
     (g) Governing Law. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the State of Florida.